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                                                               EXHIBIT - h(2)(b)

                                    AMENDMENT

      This AMENDMENT amends as of March 15, 2006 (the "EFFECTIVE DATE"), the Accounting Services Agreement dated as of February 5, 1994, as amended (the "AGREEMENT") between Meridian Value Fund (the "Fund") and PFPC Inc. ("PFPC"), the successor in interest to First Data Investor Services Group, Inc. which is the successor in interest to Fund/Plan Services, Inc.

      For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended as follows:

1. The Introductory paragraph of the Agreement is hereby deleted in its entirety and replaced with the following:

      "THIS AGREEMENT is dated as of the 5th Day of February, 1994, made by and between Meridian Fund, Inc. (the "Fund") a corporation operating as a registered investment company under the Investment Company Act of 1940, as amended, and duly organized and existing under the laws of the state of Maryland and PFPC INC. ("PFPC"), a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts (collectively, the "Parties")."

2. All references in the Agreement to "Fund/Plan" are hereby deleted and replaced with "PFPC".

3. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement, as previously amended shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

MERIDIAN FUND, INC.                         PFPC INC.

By: /s/Gregg B. Keeling                     By: /s/James A. Gallo
    -------------------                         -----------------
Name: Gregg B. Keeling                      Name: James A. Gallo
Title: CPO/Treasurer                        Title: VP and Managing Director